As filed with the Securities and Exchange Commission on December 5, 2025

Registration No. 333-283198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

(REGISTRATION NO. 333-283198)

UNDER

THE SECURITIES ACT OF 1933

Mural Oncology plc

(Exact name of registrant as specified in its charter)

2200 Powell Street, Suite 310

Emeryville, California 94608

Ireland	(510) 204-7200	98-1748617
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Owen Hughes

Chief Executive Officer and Secretary

Mural Oncology plc

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8373

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment No. 1”) relates to the registration statement on Form S-3 (Registration No. 333-283198) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2024 by Mural Oncology plc, a public limited company organized under the laws of Ireland (the “Registrant”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all securities that remain unsold under the Registration Statement.

On December 5, 2025, pursuant to the terms of the Transaction Agreement, dated as of August 20, 2025 (as it may be amended or supplemented, the “Transaction Agreement”), by and among the Registrant, XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 5 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub acquired the entire issued and to be issued share capital of the Registrant (the “Acquisition”).

As a result of the Acquisition, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on December 5, 2025.

Mural Oncology plc

By:	/s/ Owen Hughes
Owen Hughes
Chief Executive Officer and Secretary